Exhibit 10.2

RETIREMENT AGREEMENT

This Retirement Agreement (“Agreement”) is made as of January 3, 2018, by and between Douglas A. Michels (“Executive”) and OraSure Technologies, Inc. (collectively, with its predecessors, successors, affiliates and subsidiaries, the “Company”) (jointly referred to as the “Parties” and singularly as a “Party”):

RECITALS

WHEREAS, Executive has been employed by the Company as its President and Chief Executive Officer and has served as a member of its Board of Directors; and

WHEREAS, Executive and the Company are currently parties to an Employment Agreement, dated as of June 24, 2004, as amended (the “Employment Agreement”); and

WHEREAS, Executive will retire from the Company and resign from its Board of Directors effective as of March 31, 2018, or such other date as may be agreed to by Executive and the Company (the “Retirement Date”); and

WHEREAS, in consideration of Executive’s service to the Company and his retirement, Executive and the Company have entered into this Agreement to set forth the terms and conditions of Executive’s employment between the date hereof and the Retirement Date (the “Transition Period”) and the amicable termination of Executive’s employment as of the Retirement Date.

NOW THEREFORE, in consideration of the mutual promises made herein, intending to be legally bound, the Parties hereby agree as follows:

COVENANTS

1. Termination of Employment and Resignation. Executive hereby retires and terminates his employment, and resigns all offices, titles and positions with the Company, including as a member of the Company’s Board of Directors, as of the Retirement Date. Such termination of employment and resignation by Executive shall constitute a voluntary termination and resignation by Executive. Executive agrees that his termination of employment and resignation as provided above shall not constitute a termination of his employment under Sections 6.1, 6.3, 6.4 or 6.5 of the Employment Agreement and that no severance or other amounts are payable in connection with such termination under Sections 6 or 7 of the Employment Agreement or otherwise.

2. Service During Transition Period. During the Transition Period, Executive agrees to continue to perform his duties as President and Chief Executive officer of the Company in accordance with the Employment Agreement and to assist the Company in the transition of duties and responsibilities to its new President and Chief Executive Officer.

3. Compensation Upon Retirement. In consideration of Executive’s retirement on the Retirement Date and Executive fulfilling his obligations under this Agreement including his obligations during the Transition Period, and subject to Executive executing the General Release attached as Exhibit A hereto in accordance with Section 10 of this Agreement and such General Release becoming effective on the eighth day after execution thereof without Executive exercising his right to revoke such General Release, Executive shall be entitled to the items of compensation set forth in Sections 4, 5, 6 and 7 of this Agreement. Executive and the Company acknowledge and agree that Executive would not be entitled to all of such items of compensation had he not executed this Agreement and the General Release and that such items of compensation constitute compensation to which Executive is not otherwise entitled.

4. Treatment of Outstanding Equity Awards. Subject to the requirements of Section 3, (i) the unvested portions of all awards of options to purchase the Company’s common stock (“Stock Options”) and all awards of time-vested restricted stock (“Restricted Stock”) granted to Executive prior to the date of this Agreement and which are outstanding and unvested as of the Retirement Date, shall vest in full on the Retirement Date and (ii) all awards of performance -vested restricted units (“PVRUs”) granted to Executive prior to the date of this Agreement and which are outstanding and unvested as of the Retirement Date, shall vest in full three years after the grant date in accordance with the terms of the relevant agreement pursuant to which such PVRUs were granted to Executive and the terms of the Company’s Stock Award Plan (“Award Plan”) without the requirement that Executive continue to be employed by the Company after the Retirement Date. The vesting of PVRUs shall also be subject to the satisfaction of the relevant performance measures applicable to such PVRUs, as specified in the applicable award agreement. Any shares of the Company’s Common Stock that vest with respect to such PVRUs shall be paid out and delivered to Executive at the same time and in the same manner as such awards are paid to other Company senior executives in accordance with the applicable award agreements and the Award Plan, consistent with past practices.

5. 2018 Equity Award. Subject to the requirements of Section 3, Executive shall receive a normal annual equity award in 2018 for performance in 2017 pursuant to the Company’s Long-Term Incentive Policy (“LTIP”) as provided in this Section 5 (“2018 LTIP Award”). The 2018 LTIP Award shall have a grant date value at least equal to Executive’s target of 200% of base salary under the LTIP, shall consist of 50% Restricted Stock and 50% PVRUs and shall be awarded at the same time as the annual 2018 LTIP awards are granted to other Company senior executives. Consistent with past practices, the PVRUs shall vest three years after the grant date so long as certain performance metrics are met as determined by the Board of Directors. The terms and conditions of the 2018 LTIP Award shall be the same as the 2018 awards made to other senior executives under the LTIP, except that (i) the portion of the 2018 LTIP Award consisting of Restricted Stock shall vest as of the Retirement Date and (ii) the portion of the 2018 LTIP Award consisting of PVRUs shall vest in accordance with the terms of the applicable award agreement without the requirement that Executive continue to be employed by the Company after the Retirement Date. Any shares of the Company’s Common Stock that vest with respect to PVRUs contained in the 2018 LTIP Award shall be paid out and delivered to Executive at the same time and in the same manner as such awards are paid to other Company senior executives in accordance with the applicable award agreements and the Award Plan, consistent with past practices

6. 2018 Bonus. Executive shall receive a pro-rated bonus payment under the Company’s 2018 Incentive Plan (“2018 IP”) equal to 85% of his base salary, subject to adjustment to reflect the actual bonus pool funding under the 2018 IP approved by the Company’s Board of Directors, multiplied by (i) the number of days Executive remains employed during 2018 to and including the Retirement Date divided by (B) 365 (“2018 Bonus”). Payment of the 2018 Bonus shall be made at the same time the Company pays bonuses to other senior executives under the 2018 IP, less applicable taxes and withholdings.

7. Other Compensation. As soon as practicable after the retirement date, the Company shall pay Executive $30,000, less applicable withholdings.

8. Health Care Continuation. If the Executive elects to receive continuation coverage under the Company’s group health plan pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) and maintains such coverage for the full period permitted by law, Executive may thereafter elect to continue such coverage at his own cost and expense under the terms of the Company’s group health plan.

9. Confidential Information. Executive shall maintain the confidentiality of all of the Company’s confidential and proprietary information according to the terms of his Confidentiality Agreement dated June 22, 2004 (“Confidentiality Agreement”), which is incorporated herein by reference. Executive shall also return to the Company all of the Company’s property, including all confidential and proprietary information, and all documents and information that Executive obtained in connection with his employment with the Company, on or before the Retirement Date or such later date as the Company may specify. Notwithstanding the foregoing, Executive Shall be entitled to retain his laptop and cell phone provided by the Company.

10. Payment of Accrued Salary and Benefits. The Company shall pay Executive all unpaid salary, accrued vacation, paid time off, and any and all other benefits or compensation that were earned, accrued or vested but unpaid as of the Retirement Date (the “Accrued Benefits”) on the first normal payroll date of the Company following the Retirement Date or such other time as may be specified in the applicable plan, agreement or other arrangement governing the terms of the Accrued Benefits.

11. Release of Claims. On the Retirement Date, Executive agrees to execute the General Release attached hereto as Exhibit A and to deliver a copy thereof top the Company’s General Counsel. Executive acknowledges that his agreement to execute the general Release is a material inducement for the Company to enter into this Agreement. Executive further acknowledges and agrees that the receipt of the compensation specified in Sections 4, 5, 6 and 7 of this Agreement is contingent upon Executive signing, delivering to the Company on or prior to the Retirement Date and not revoking or rescinding the General Release.

12. No Pending or Future Lawsuits. Executive represents that he has no lawsuits, claims, or actions pending in his name, or on behalf of any other person or entity, against the Company or any of the other Releasees (as defined in the General Release). Executive also represents that he does not intend to bring any claims on his own behalf or on behalf of any other person or entity against the Company or any of the other Releasees.

13. Application for Employment. Executive understands and agrees that, as a condition of this Agreement, he shall not be entitled to any employment with the Company, its subsidiaries, or any successor, and he hereby waives any alleged right of employment or re-employment with the Company, its subsidiaries or related companies, or any successor. Executive further acknowledges and agrees that the forbearance to seek future employment stated in this paragraph is purely contractual, and is in no way involuntary, discriminatory or retaliatory.

14. Assistance. Executive agrees to personally provide reasonable assistance and cooperation to the Company in activities related to the prosecution or defense of any pending or future lawsuits or claims involving the Company. The Company will reimburse Executive for any reasonable out of pocket costs and expenses incurred in connection with providing such assistance.

15. No Cooperation. Except as otherwise prohibited by law, Executive agrees that he will not knowingly counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against any of the Releasees, unless under a subpoena or other court order to do so. Employee agrees both to immediately notify the Company upon receipt of any such subpoena or court order, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or court order to the Company. If approached by anyone for counsel or assistance in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints against any of the Releasees, Executive shall state no more than that he cannot provide counsel or assistance.

16. Non-Disparagement. At no time before, on or after the Retirement Date shall Executive publish or otherwise transmit any disparaging, derogatory or defamatory remarks, comments or statements, whether written or oral, regarding the Company, its affiliates or their respective officers, directors, employees, consultants, reputations, products, operations, procedures, policies or services, which are reasonably likely to (i) damage the reputation of the Company or its affiliates or (ii) interfere with the contracts or business relationships of the Company or its affiliates. This paragraph shall not restrict or prevent Executive from providing truthful testimony as required by court order or other legal process.

17. Attorneys’ Fees and Costs. Except as otherwise provided herein, in the event that either Party brings an action to enforce or effect its rights under this Agreement, the prevailing Party shall be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, plus reasonable attorneys’ fees incurred in connection with such an action.

18. Arbitration. The parties agree that any and all disputes arising out of, or relating to, the terms of this Agreement, their interpretation, and any of the matters herein released, shall be subject to binding arbitration in Philadelphia, Pennsylvania before the American Arbitration Association under its Employment Arbitration Rules. The Parties agree that the prevailing Party in any arbitration shall be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award. The arbitrator shall have no authority to add to, subtract from, or otherwise modify the terms of this Agreement or to make awards beyond those provided for by the statute or other cause of action under with the claim arises. The Parties agree that the prevailing Party in any arbitration shall be awarded its reasonable attorneys’ fees and costs to the extent permissible under the Employment Arbitration Rules. The Parties hereby agree to waive their right to have any dispute between them resolved in a court of law by a judge or jury. This section will not prevent either Party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the Parties and the subject matter of their dispute relating to Executive’s obligations under this Agreement and the agreements incorporated herein by reference.

19. Representations. Each Party represents that it has had the opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Neither Party has relied upon any representations or statements made by the other Party hereto which are not specifically set forth in this Agreement.

20. Severability; Substitution. In the event that any provision in this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision so long as the remaining provisions remain intelligible and continue to reflect the original intent of the Parties.

21. Entire Agreement. This Agreement, the Employment Agreement, the Confidentiality Agreement and any and all restricted stock award agreements, restricted unit award agreements and stock option agreements represent the entire agreement and understanding between the Company and Executive concerning the subject matter of this Agreement and Executive’s relationship with the Company, and supersede and replace any and all prior agreements and understandings between the Parties concerning the subject matter of this Agreement and Executive’s relationship with the Company.

22. No Oral Modification. Any modification or amendment of this Agreement, or additional obligation assumed by either Party in connection with this Agreement, shall be effective only if placed in writing and signed by both Parties or their authorized representatives.

23. Section 409A. This Agreement is intended to comply with Code Section 409A (to the extent applicable) and the Parties hereto agree to interpret, apply and administer this Agreement in the least restrictive manner necessary to comply therewith and without resulting in any increase in the amounts owed hereunder by the Company. Notwithstanding anything herein to the contrary, neither the Company nor any of its affiliates shall have any liability to Executive or to any other person if the payments and benefits provided in this Agreement that are intended to be exempt from or compliant with Code Section 409A are not so exempt or compliant. Executive’s right to receive installment payments hereunder shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment shall at all times be considered a separate and distinct payment for purposes of Code Section 409A.

24. Governing Law. This Agreement shall be governed by the laws of the Commonwealth of Pennsylvania, without regard for choice of law provisions.

25. Counterparts. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

26. Headings Irrelevant. The headings in this Agreement are intended as a convenience to the reader and are not intended to convey any legal meaning.

27. Voluntary Execution of Agreement. This Agreement is executed voluntarily and with the full intent of releasing all claims, and without any duress or undue influence by any of the Parties. The Parties acknowledge that:

(a)	They have read this Agreement;

(b)	They have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice or that they have voluntarily declined to seek such counsel;

(c)	They understand the terms and consequences of this Agreement and of the releases it contains; and

(d)	They are fully aware of the legal and binding effect of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the dates set forth below.

ORASURE TECHNOLOGIES, INC.

By:	/s/ Ronny Lancaster

Name:	Ronny Lancaster
Title:	Chairman, Compensation Committee

Dated January 3, 2018

EXECUTIVE

/s/ Douglas A. Michels
Douglas A. Michels

Dated January 3, 2018

EXHIBIT A

RELEASE AGREEMENT

THIS RELEASE AGREEMENT (the “Agreement”) is entered into on this ___ day of _______, ____, by and between Douglas A. Michels (“Executive”) and OraSure Technologies, Inc., a Delaware corporation, together with each and every of its predecessors, successors (by merger or otherwise), parents, subsidiaries, affiliates, divisions and related entities directors, officers, Executives, attorneys and agents, whether present or former (collectively the “Company”);

WHEREAS, Executive is entitled to receive certain compensation under a Retirement Agreement and Release (“Retirement Agreement”), dated ____________, between Executive and the Company;

WHEREAS, Executive agrees to execute this Release Agreement as additional consideration for such compensation; and

WHEREAS, capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in the Retirement Agreement.

NOW, THEREFORE, the parties agree as follows, in consideration of the mutual covenants and obligations contained herein, and intending to be legally held bound:

1. Consideration. In consideration for Executive’s receipt of compensation as provided in the foregoing Retirement Agreement, Executive is willing to enter into this Agreement and provide the release set forth herein.

2. Executive’s Release. Executive, on behalf of Executive, Executive’s heirs, executors, successors, assigns and representatives, hereby unconditionally and irrevocably releases, settles and forever discharges the Company, together with each and every one of its predecessors, successors (by merger or otherwise), parents, subsidiaries, affiliates, divisions and related entities, and all of their directors, officers, executives, attorneys and agents, whether present or former, and benefit plans (and the administrators, fiduciaries and agents of such plans) (collectively the “Releasees”), from any and all suits, causes of action, complaints, obligations, demands, or claims of any kind, whether in law or in equity, direct or indirect, known or unknown, suspected or unsuspected (hereinafter “Claims”), which the Executive ever had or now has arising out of or relating to any matter, thing or event occurring up to and including the date of this Agreement. Except as otherwise expressly provided in this Agreement, the Claims released by Executive specifically includes, but is not limited to:

(a) any and all claims for wages and benefits including, without limitation, salary, stock, options, commissions, royalties, license fees, health and welfare benefits, separation pay, vacation pay, incentives, and bonuses;

(b) any and all claims for wrongful discharge, breach of contract (whether express or implied), or for breach of the implied covenant of good faith and fair dealing;

(c) any and all claims for alleged employment discrimination on the basis of age, race, color, religion, sex, national origin, veteran status, disability and/or handicap and any and all other claims in violation of any federal, state or local statute, ordinance, judicial precedent or executive order, including but not limited to claims under the following statutes: Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §2000e et seq., the Civil Rights Act of 1866, 42 U.S.C. §1981, the Age Discrimination in Employment Act, 29 U.S.C. §621 et seq., the Older Workers Benefit Protection Act, 29 U.S.C. §626(f), the Americans with Disabilities Act, 42 U.S.C. §12101 et seq., the Family and Medical Leave Act of 1993, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, or any comparable statute of any other state, country, or locality except as required by law, but excluding claims for vested benefits under the Company’s pension plans;

(d) any and all claims under any federal, state or local statute or law;

(e) any and all claims in tort (including but not limited to any claims for misrepresentation, defamation, interference with contract or prospective economic advantage, intentional or negligent infliction of emotional distress, duress, loss of consortium, invasion of privacy and negligence);

(f) any and all claims for attorneys’ fees and costs; and

(g) any and all other claims for damages of any kind.

It is the intention of Executive and Company that the language relating to the description of released claims in this Section shall be accorded the broadest possible interpretation. Notwithstanding the foregoing, nothing contained in this paragraph shall apply to, or shall release the Company from, (i) any obligation of the Company under this Agreement or the Retirement Agreement; (ii) any accrued or vested benefit of Executive pursuant to any employee benefit plan of the Company, including any benefit not yet due and payable; (iii) any obligation of the Company under existing stock options, restricted stock or other stock awards; or (iv) any right to indemnification under the By-Laws or Certificate of Incorporation of the Company or any subsidiary or any insurance policy maintained by the Company or any subsidiary or other entity.

3. Acknowledgment. Executive understands that his release extends to all of the aforementioned Claims which arose on or before the date of this Agreement, whether now known or unknown, suspected or unsuspected, and that this constitutes an essential term of this Agreement. Executive further understands and acknowledges the significance and consequence of this Agreement and of each specific release and waiver, and expressly consents that this Agreement shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected claims, demands, obligations, and causes of action, if any, as well as those relating to any other claims, demands, obligations or causes of action herein above-specified.

4. Remedies. All remedies at law or in equity shall be available to the Company for the enforcement of this Agreement. This Agreement may be pleaded as a full bar to the enforcement of any claim that Executive may assert against the Company in violation of this Agreement.

5. Promise Not To Sue.

(a) Executive agrees and covenants not to file, initiate, or join any lawsuit (individually, with others, or as part of a class), in any forum, pleading, raising, or asserting any claim(s) barred or released by this Agreement. If Executive does so, and the action is found to be barred in whole or in part by this Agreement, Executive agrees to pay the attorneys’ fees and costs, or the proportions thereof, incurred by the applicable Releasee in defending against those claims that are found to be barred by this Agreement. While this Agreement will serve to release any ADEA claims, the attorneys’ fees/cost shifting provision set forth in this paragraph will not apply to any claims challenging the validity of the release contained in this Agreement under the ADEA.

(b) Notwithstanding any of the foregoing to the contrary, nothing in this Agreement or otherwise shall prohibit Executive from (a) reporting possible violations of federal law or regulation to any governmental agency or entity or self-regulatory organization (including but not limited to the Department of Justice, the Securities and Exchange Commission, Congress and any agency Inspector General), or making other disclosures that are protected under the whistleblower provisions of federal law or regulations (it being understood that Executive does not need the prior authorization of Company to make any such reports or disclosures or to notify Company that Executive has made such reports or disclosures), or (b) providing truthful testimony or statements to the extent, but only to the extent, required by applicable law, rule, regulation, legal process or by any court, arbitrator, mediator or administrative, regulatory, judicial or legislative body (including any committee thereof) with apparent jurisdiction (provided, however, that in such event, except as set forth in the foregoing clause (a) above, Executive will give Company prompt written notice thereof prior to such disclosure so that Company may seek appropriate protection for such information).

6. No Admissions. Neither the execution of this Agreement by the Company, nor the terms hereof, constitute or should be construed to constitute any admission or evidence of any wrongdoing, liability or violation of any federal, state or local law or the common law on the part of the Company.

7. Confidentiality. To the extent not otherwise made public by the Company or permitted by this Agreement, Executive shall not disclose or publicize the terms or fact of this Agreement or any circumstances related to the termination of Executive’s employment, directly or indirectly, to any person or entity, except to Executive’s attorney, spouse, and to others as required by law. Executive is specifically prohibited from disclosing the facts or terms of this Agreement to any former or present executive of the Company except as required by law. Executive further agrees that in the event Executive receives a subpoena, order, or other legal process seeking disclosure of the information referred to in this Agreement or Executive’s Employment Agreement, within five (5) business days of such receipt then Executive shall immediately notify Company’s General Counsel of such subpoena, request or order and cooperate with Company in any efforts to oppose such disclosure.

8. Entire Agreement. This Agreement, together with the terms of the Retirement Agreement, contain the entire agreement of the parties with respect to the subject matter hereof, supersede any prior agreements or understandings with respect to the subject matter hereof, and shall be binding upon their respective heirs, executors, administrators, successors and assigns. For the avoidance of doubt, Executive agrees that the obligations contained in this Agreement (including without limitation under Sections 5 and 6 of this Agreement) are in addition to, and not in lieu of, any obligations Executive may have as the result of any confidentiality, non-disparagement, nondisclosure or restrictive covenant agreements with Company or as a matter of law, including without limitation under Executive’s Confidentiality Agreement with Company dated XX and the Retirement Agreement.

9. Severability. If any term or provision of this Agreement shall be held to be invalid or unenforceable for any reason, the validity or enforceability of the remaining terms or provisions shall not be affected, and such term or provision shall be deemed modified to the extent necessary to make it enforceable.

10. Advice of Counsel; Revocation Period. Executive is hereby advised to seek the advice of counsel. Executive acknowledges that he is acting of his own free will, that he has been afforded a reasonable time to read and review the terms of this Agreement, and that Executive is voluntarily entering into this Agreement with full knowledge of its provisions and effects. Executive intends that this Agreement shall not be subject to any claim for duress. Executive further acknowledges that he has been given at least twenty-one (21) days within which to consider this Agreement and that if Executive decides to execute this Agreement before the twenty-one day period has expired, Executive does so voluntarily and waives the opportunity to use the full review period. Executive also acknowledges that he has seven (7) days following his execution of this Agreement to revoke acceptance of this Agreement, with the Agreement not becoming effective until the revocation period has expired. If Executive chooses to revoke his acceptance of this Agreement, he should provide written notice to:

General Counsel

OraSure Technologies, Inc.

220 East First Street

Bethlehem, Pennsylvania 18015

11. Amendments. Neither this Agreement nor any term hereof may be orally changed, waived, discharged, or terminated, and may be amended only by a written agreement signed by the parties hereto.

12. Governing Law. This Agreement shall be governed by the laws of the Commonwealth of Pennsylvania, without regard to the conflict of law principles of any jurisdiction.

13. Legally Binding. The terms of this Agreement contained herein are contractual, and not a mere recital.

IN WITNESS WHEREOF, the parties, acknowledging that they are acting of their own free will, have caused the execution of this Agreement as of this day and year written below.

OraSure Technologies, Inc.

By:

Name:

Title:

Douglas A. Michels